EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 19th day of January, 2014 (the Effective Date”), by and between Finjan Holdings, Inc. (together with its successors and assigns, the “Company”), a Delaware corporation; and Julie Mar-Spinola (“Employee”).

W I T N E S S E T H:

WHEREAS, Company wishes to employ Employee, and Employee wishes to accept such employment, in accordance with the terms and conditions set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is agreed as follows:

1.           Services

Effective as of February 3rd, 2014 (the “Start Date”), Company hereby employs Employee, and Employee hereby accepts such employment, as Vice President, Legal Operations for the Company reporting to the President and/or CEO of the Company as well as to the Company’s Board of Directors (the “Board”).  Employee shall have the general duties as requested by the President and/or CEO or its designee in his or their discretion. Employee will perform her duties in a manner consistent with applicable regulatory requirements and sound business practices.  Employee represents, warrants and covenants that, during the Employment Term, Employee (i) has and shall maintain all registrations and memberships necessary for Employee to perform her duties to the Company, if any, and (ii) has not been (and currently is not) statutorily disqualified under any federal or state securities law or the regulations thereunder or the subject of (x) any disciplinary or enforcement action, suit, claim, complaint, investigation, inquiry or proceeding by any governmental, regulatory or self-regulatory authority or (y) any action, suit, claim, complaint, investigation, inquiry or proceeding by any person (including any governmental, regulatory or self-regulatory authority) alleging fraud, misappropriation or dishonesty or barring or suspending Employee’s right to be associated with a broker, investment adviser, commodity pool operator or commodity trading advisor.

During the Term, the Employee shall perform her duties faithfully and shall devote her full business time, attention and energies to businesses of the Company, and while employed, shall not engage in any other business activity that is in conflict with her duties and obligations to the Company.

2.           Term

The Employee’s employment will begin on the Start Date and shall continue until terminated in accordance with Section 7 or 8, as applicable (the “Term”). Employee acknowledges and understands that her employment relationship with the Company is “at will,” which means that either Employee or the Company may terminate the employment relationship at any time for any reason, subject to any applicable notice periods as set forth herein.

3.           Compensation.

a.           Base Salary. During the Term, the Company shall pay to Employee an annual base salary equal to $350,000 per annum, which may be adjusted from time to time in accordance with Employee performance review and subject to all required withholdings of taxes and other applicable amounts, which payments will be paid to Employee in accordance with the Company’s regular payroll practices (“Base Salary”).

b.           Equity.  The Company will recommend to the board an equity grant to the Employee in the equivalent value of $500,000, converted into Restricted Stock Units (RSU’s).  The grant date (“Grant Date”) to be established upon approval from the Compensation Committee with the individual share price determined at the most recent market closing price.  Vesting for this equity grant will occur over three years with one-third vesting after the first anniversary of the Employee Start Date.  Additional vesting will occur at a rate of 8.33% every three calendar months (i.e. quarterly) thereafter until the grant is fully vested. All other terms and conditions shall be set out in the 2013 Global Share Option Plan, or current successor, as well as the Employee’s award agreement (“Award Agreement”) specifically defining the equity grant.

c.           Bonus.  During the Term, the Employee shall be eligible to receive a bonus (the “Bonus”) at the end of each calendar year to be based on the Employee’s individual performance and the overall progress of the Company.  Employee is eligible to initially receive a cash bonus in the amount of $50,000, the amount of which may be adjusted in accordance with Employee performance review assuming performance in core areas of responsibility.  Additionally, each year, new targets will be set for the Employee at the sole discretion of the Company’s executive leadership and Board but not without conversation with Employee.  Specific performance targets for 2014 are listed in Exhibit A but will be granted in a form of equity commensurate with the Company’s 2013 Global Share Option Plan or current successor plan.  The Employee must be in good standing as of the date of any Bonus for any right to receive same.

d.           Withholding.  All payments made by Company to Employee shall be subject to withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction.  In connection therewith, Company shall have the right to withhold and deduct applicable federal, state, or local income or other taxes from any payment, in whatever form, made to Employee.

e.           Long-Term Incentive Compensation.  During the term of this Agreement, Employee will continue to be eligible to participate in the Company’s 2013 Global Share Option Plan or any such successor plan that may be in effect from time to time (“Incentive Compensation Plan”) in accordance with its terms then in effect.

4.           Benefits.

Employee shall be eligible to receive benefits comparable to those provided to other similarly-titled employees of the Company during the Term, subject to the provisions of the applicable plan documents. Nothing stated herein shall require the Company to establish or thereafter maintain any benefit plan.

5.           Time Off.

Employee shall be entitled to paid vacation or other personal time per calendar year, in accordance with the Company’s policies and procedures.  Currently the Company’s policy is 15 days per annum not including designated Company Holidays of which there are 9 designated for 2014.

6.           Expenses.

Company shall reimburse Employee for travel and other business expenses reasonably incurred by Employee, subject to the submission by Employee of receipts or other appropriate documentation as required by the Company.

7.           Termination by the Company or Employee.

The Employee’s employment will begin on the Start Date and shall continue until terminated in accordance with Section 7 or 8, as applicable (the “Term”).  Employee acknowledges and understands that her employment relationship with the Company is “at will,” which means that either the Employee or the Company may terminate the employment relationship at any time for any reason, subject to any applicable notice periods set forth herein.

8.           Notice Periods.

a.       The Company may terminate Employee’s employment at any time and for any reason upon at least 30 days advance written notice of the Company’s election to terminate Employee’s employment during the Term (the “Company Notice Period”).

b.       In order to protect the Confidential Information of the Company, Employee must provide 30 days advance written notice of her election to voluntary terminate her employment during the Term (the “Employee Notice Period”).

c.       During the Company Notice Period or Employee Notice Period, as applicable, Employee shall remain an employee of the Company, and the Employee shall continue to receive Base Salary and Benefits, but no other compensation, except that, during the Company Notice Period, any bonus or vesting of any deferred compensation to which Employee is entitled that is due to be paid on a date that occurs during the Company Notice Period shall be paid when due.  For the sake of clarity, Employee shall not be eligible for any bonus or vesting of any deferred compensation, if any, during the Employee Notice Period.  The Company may elect to have the Employee not report to work for all or any portion of such Company Notice Period or Employee Notice Period, as applicable, at the Company’s sole discretion.  The Company shall have the right, at its sole discretion, to accelerate Employee’s termination date to any date subsequent to receiving the written notice from Employee, and thus conclude the Employee Notice Period.

9.           Confidential Information.

Employee acknowledges that, during the term of Employee’s employment with the Company, Employee will have access to unpublished and otherwise confidential information (“Confidential Information”), both of a technical and non-technical nature, relating to the business of the Company its actual or anticipated business, research or development, its technology or the implementation or exploitation thereof.  Confidential Information includes, but is not limited to, the Company’s business plans (both current and under development), data, investor and client list and contact information, promotional and marketing programs and strategies, research or development, information pertaining to trading, processes, codes, system designs, system specifications, techniques, computer programs, applications developed by or for Company, projections, financial information, costs, revenues, profits, investments, analysis, potential investors and clients, personal information concerning employees of the Company, business methods and models, trade secrets, databases, simulation software, trading systems, mathematical models and programs, algorithms, numerical techniques, procedural guidelines, knowledge of the Company’s facilities, supervisory and risk control techniques and procedures, fee and compensation structures, or other confidential, secret or proprietary information and any other Confidential Information relating to the business affairs of Company or its clients.  However, Confidential Information does not include any information that is generally known to the public or the financial services industry, other than as a result of Employee’s unauthorized disclosure.

a.           During the Term or at any time thereafter, Employee covenants and agrees that Employee will not use for Employee’s personal benefit or for the benefit of any third party, nor will Employee disclose any Confidential Information unless authorized to do so by the Company in writing, except that Employee may disclose and use such Confidential Information when necessary in the performance of Employee’s duties hereunder, or as required to be disclosed by order of a proper legal authority.

b.           Upon termination of this Agreement with the Company for any reason, Employee covenants and agrees that Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, and any other material of Company, including all materials pertaining to Confidential Information, whether developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature and whether on hard copy, tape, disk or any other format, which are in Employee’s possession, custody or control.

10.           Non-Competition; Non-Solicitation of Employees; Non-Interference with Business Relationships

a.           During the Term, the Employee shall not render any services to or engage in any activity on behalf of any Competitive Enterprise, directly or indirectly, for herself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise. A “Competitive Enterprise” shall mean any entity, person, partnership, corporation or otherwise which engages as its principal business in network security, intellectual property rights or patent litigation or licensing.

b.           During the Term, and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, either for herself or any other person or entity, (1) induce or attempt to induce any employee of Company to leave the employ of Company, (2) in any way interfere with the relationship between Company and any employee of Company, or (3) induce or attempt to induce any customer, client, supplier or licensee of Company to cease doing business with Company, or in any way interfere with the relationship between Company and any customer, client, supplier or licensee of Company.

11.           Non-Disparagement.

Employee agrees that he will not, at any time after the date hereof, disparage Company (including any of its shareholders or affiliates or its or their respective directors, officers, employees, or agents) or the business of Company.

12.           Remedies.

Any breach or threatened breach of paragraphs 9 through 11 of this Agreement will irreparably injure Company, and money damages will not be an adequate remedy.  Therefore, Company may obtain and enforce an injunction, to the extent allowed by applicable law, prohibiting Employee from violating or threatening to violate these provisions.  This is not Company’s only remedy, it is in addition to any other remedy available and is without prejudice to Company’s right to seek additional remedies, where applicable.

13.           Work Authorization.

Employee must also be able to satisfy the requirements of the Immigration Reform and Control Act of 1986, which requires documents to prove Employee’s identity and demonstrate that Employee is authorized to work in the U.S., and to complete an Employment Eligibility Verification form (Form I-9).  A further condition of this offer and employment with Company hereunder is that Employee has not been convicted of a felony or certain misdemeanors which would disqualify Employee from employment with Company under federal securities law and under New York Stock Exchange or Financial Industry Regulatory Authority rules.

14.           Representations.

The Employee hereby represents and warrants to the Company as follows:  (i) The Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of her obligations; (ii) the execution and delivery of this Agreement by the Employee and the performance of her obligations will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Employee is a party or by which he is or may be bound or subject; and (iii) the Employee is not a party to any instrument, agreement, document, arrangement, including, but not limited to, confidential information agreement, non-competition agreement, non-solicitation agreement, or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services; or, if Employee is a party to any such instrument, agreement, document or arrangement, it has fully disclosed same to the Company.  Employee further represents and warrants that Employee has not improperly removed, copied, reproduced or maintained (in paper or electronic form) any confidential or proprietary information of any prior employer.

15.           Section 409A Compliance  If any provision of this Agreement fails to comply with Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, or would result in Employee's recognizing income for United States federal income tax purposes with respect to any amount payable under this Agreement before the date of payment, or to incur interest or additional tax pursuant to Section 409A, the Corporation reserves the right to reform such provisions provide that the Corporation shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.  Notwithstanding anything in this Agreement to the contrary, in the event that Employee is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Section 409A, no payment shall be made to Employee prior to the first day of the seventh month following the termination date in excess of the "permitted amount" under Section 409A. For purposes of this Section the "permitted amount" shall be an amount that does not exceed two times the lesser of (i) the sum of Employee's annualized compensation based upon the annual rate of pay for services provided to the Corporation for the calendar year preceding the year in which the termination date occurs or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to IRC 401(a)(17) for the calendar year in which occurs the termination date. Payment of the "permitted amount" shall be made within thirty (30) days following the termination date. Any payment in excess of the permitted amount shall be made to Employee on the first day of the seventh month following the termination date.

16.           Miscellaneous.

a.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York conducted in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The costs and expenses of the arbitrator shall be shared equally between the Company and the Employee.

b.           Transfer And Assignment.  This Agreement is personal as to the Employee and shall not be assigned or transferred by Employee.  This Agreement may be assigned by the Company to any entity which is a successor in interest or operator of the Company’s business.

c.           Severability.  Nothing contained herein shall be construed to require the commission of any act contrary to law.  Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

d.           Governing Law.  This Agreement is made under and shall be construed pursuant to the laws of the State of New York, without reference to its choice of law rules.

e.           Company Policies.  The Employee as a condition of her employment shall be subject to all generally applicable policies of the Company, including, but not limited any employee handbook, insider trading policy, disclosure policy or code of ethics instituted by the Company prior to or during the Term.

f.           Counterparts.  This Agreement may be executed in counterparts and all documents so executed shall constitute one agreement, binding on all the parties hereto.

g.           Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, arrangements, or understandings with respect thereto.  No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein and no party shall be bound or be liable for any alleged representation, promise, inducement, or statement not so set forth herein.  Finjan, Inc. shall be deemed a third party beneficiary of this Section 16(g) and the Company shall cause Finjan, Inc. to execute such additional documents and take such further action as may be necessary to give effect to the provisions of this Section 16(g).

h.           Modification.  This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties and conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, cancellation, or waiver.

i.           Waiver.  Neither this Agreement nor any term or condition hereof or right hereunder may be waived or shall be deemed to have been waived or modified in whole or in part by any party or by the forbearance of any party to exercise any of its rights hereunder, except by written instrument executed by or on behalf of that party.  The waiver by either party of a breach by the other party of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

j.           Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

k.           Notices.  Any notices required under this Agreement or during the Term shall be sent to Employee at the last address on file and to Company at the address set forth below:

Finjan Holdings, Inc.
122 East 42nd Street
Suite 1512
New York, New York 10168
Attn: Executive Management or Board of Directors

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FINJAN HOLDINGS, INC. By: Philip Hartstein January 22, 2014 Date JULIE MAR-SPINOLA /s/ Julie Mar-Spinola (Signature) January 22, 2014 Date

[Signature page to Employment Agreement]

Exhibit A

Employee Performance Targets – 2014

Performance Equity Bonus – structured for 2014 as follows, new targets set annually by executive management and/or Board, communications with Employee, and/or by other designated party.

Part A – Employee is eligible to receive new equity grants in equivalent value of 25% of Base salary assuming individual performance targets are met.

Part B - Employee is eligible to receive equity grants in equivalent value of 25% of Base salary assuming Company performance targets are met.

The Company reserves the right to offer and/or substitute the number and type of performance based equity grants consistent with the terms and conditions set out in the 2013 Global Share Option Plan or its current successor.